UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2008

DEEAS RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53046
(Commission File Number)

98-0493446
(IRS Employer Identification No.)

6348 49th Avenue, Ladner, British Columbia, Canada V4K 5A1
(Address of principal executive offices and Zip Code)

(604) 808-6211
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As used in this current report, the terms “we”, “us” and “our” refer to Deeas Resources Inc.

On March 4, 2008, we entered into a share exchange agreement with Jupili Investment S.A., Global Trek Xploration and the shareholders of Global Trek Xploration. Pursuant to the share exchange agreement, our company has agreed to acquire all of the issued and outstanding common shares of Global Trek Xploration held by its shareholders as of the closing date. Upon completion of the share exchange agreement, and following a proposed 20.71 for 1 stock split, which is a condition to the closing of the share exchange agreement, we will issue 18,000,001 post-split common shares of our company to the shareholders of Global Trek Xploration. Such issuance will equal approximately 50% of our issued and outstanding common shares as of the closing date of the share exchange agreement, assuming that the option to raise an additional $2,000,000 through a private placement equity financing is not exercised by our company.

The closing of the share exchange agreement is conditional upon, among other things, the cancellation of all 1,500,000 pre-split common shares currently held by Jeffrey Sharpe, the sole director and officer of our company, the closing of a $2,000,000 private placement financing of units at $0.75 per share, and the conversion of a $1,000,000 bridge loan plus applicable interest into units at $0.75 per unit based upon the same terms as the private placement financing as further described below. We anticipate that there will be approximately 36,040,961 common shares of our company issued and outstanding on the closing date of the share exchange agreement based upon: (i) the 2,176,000 common shares currently issued and outstanding; (ii) the cancellation of 1,500,000 common shares currently held by Jeffrey Sharpe; (iii) the proposed 20.71 for 1 stock split; (iv) the issuance of 18,000,001 common shares to the current shareholders of Global Trek Xploration on the closing date of the share exchange agreement; (v) the issuance of 2,666,667 common shares pursuant to the private placement; and (vi) the issuance of 1,374,334 common shares pursuant to the conversion of a $1,000,000 bridge loan plus accrued interest of $30,750 (assuming a conversion date of March 14, 2008). Assuming there are 36,040,961 common shares issued and outstanding as of the closing date, the issuance of 18,000,001 common shares to the current shareholders of Global Trek Xploration will represent approximately 50% of our share capital. This calculation does not include any shares that are issuable by our company on the closing date resulting from the option for our company to increase the private placement from $2,000,000 to $4,000,000 on terms to be determined by our company.

The common shares of our company to be issued to the shareholders of Global Trek Xploration upon the closing of the share exchange agreement will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and were issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Business of Global Trek Xploration

Global Trek Xploration was incorporated under the laws of the State of California on September 10, 2002, and is principally engaged in the business of developing and commercializing miniaturized GPS tracking technology that uses cellular transmission. It works with license branded partners to deliver innovative solutions to consumers in a wide variety of wearable location devices. Global Trek Xploration holds U.S. Patent No. 6,788,200 entitled “GPS Footwear” with seven additional patents pending. The principle office of Global Trek Xploration is located at 117 W. 9th Street, Suite 1214, Los Angeles, California 90015.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share exchange agreement including the following:

1.	our company and Global Trek Xploration will have received all third-party consents and approvals contemplated by the share exchange agreement;

2.	no material adverse change will have occurred with the business or assets of our company or Global Trek Xploration since the effective date of the share exchange agreement;

3.

our company will change our name to “GTX Corp” and effect a stock split whereby each share of our common stock issued and outstanding prior to the stock split will equal 20.71 shares of our common stock after the stock split;

4.

Jeffrey Sharpe, our President and director, will have executed a return to treasury agreement whereby Mr. Sharpe agrees to tender 1,500,000 pre-split common shares in the capital of our company for cancellation;

5.

our company closing of a private placement equity financing of $2,000,000, consisting of 2,666,667 post stock split units at a price of $0.75 per unit, each unit consisting of one common share and one share purchase warrant, each warrant of which will be exercisable into an additional common share for a period of twelve or eighteen months, depending upon certain circumstances as set out in the share exchange agreement, from the date of issue at an exercise price of $1.25 per share;

6.	our company will have filed a Schedule 14f-1 with the United States Securities and Exchange Commission disclosing the appointment of four additional directors at closing to our board of directors; and

7.

conversion by Jupili Investments of a $1,000,000 bridge loan, plus accrued interest, owed by Global Trek Xploration, into units of our company at $0.75 per unit, based upon the same terms and conditions as the private placement offering.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, we can offer no assurance that we will complete the transaction and close the share exchange agreement.

Item 9.01 Financial Statements and Exhibits.

2.1	Share Exchange Agreement dated March 4, 2008, among our company, Jupili Investment S.A., Global Trek Xploration and the shareholders of Global Trek Xploration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEAS RESOURCES INC.

/s/ Jeffrey Sharpe
By: Jeffrey Sharpe, President

March 10, 2008